Exhibit 99.1

GAP INC. REPORTS NOVEMBER SALES UP 11 PERCENT;
COMPARABLE STORE SALES FLAT

SAN FRANCISCO - December 6, 2007 - Gap Inc. (NYSE: GPS) today reported net sales of $1.54 billion for the four-week period ended December 1, 2007, which represents an 11 percent increase compared with net sales of $1.39 billion for the four-week period ended November 25, 2006. Due to the 53rd week in fiscal year 2006, November 2007 comparable store sales are compared with the four-week period ended December 2, 2006. On this basis, the company's comparable store sales for November 2007 were flat compared with an 8 percent decrease in November 2006.

Comparable store sales by division for November 2007 were as follows:

  Gap North America: positive 1 percent versus negative 7 percent last year
  Banana Republic North America: positive 4 percent versus negative 1 percent last year
  Old Navy North America: negative 3 percent versus negative 10 percent last year
  International: positive 1 percent versus negative 8 percent last year

"While we were pleased with our sales performance in November, the most important month of the quarter, December, remains ahead of us," said Sabrina Simmons, executive vice president, finance and acting chief financial officer, Gap Inc. "As a result, we are maintaining our earnings outlook for the full year."

Year-to-date net sales of $12.63 billion for the 43 weeks ended December 1, 2007, increased 2 percent compared with net sales of $12.40 billion for the 43 weeks ended November 25, 2006. Due to the 53rd week in fiscal year 2006, fiscal year 2007 year-to-date comparable store sales are compared with the 43 week period ended December 2, 2006. On this basis, the company's year-to-date comparable store sales decreased 4 percent, compared with a 7 percent decrease in the prior year.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

Earnings Guidance

The company reiterated its previous guidance of fiscal year 2007 GAAP diluted earnings per share of $0.92 to $0.98. The company reiterated that this range includes approximately $0.07 per diluted share of expenses associated with the company's cost reduction initiatives and the discontinued operation of Forth & Towne. Excluding these costs, the company continues to expect fiscal year 2007 diluted earnings per share of $0.99 to $1.05. Please see the reconciliation of expected diluted earnings per share excluding these costs, a non-GAAP financial measure, to a GAAP financial measure in the company's third quarter of fiscal year 2007 earnings release dated November 21, 2007 at www.gapinc.com.

December Sales

The company will report December sales on January 10, 2008.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) diluted earnings per share on a GAAP basis for fiscal year 2007; (ii) diluted earnings per share for fiscal year 2007 excluding the expenses associated with the company's cost reduction initiatives and discontinued operation of Forth & Towne; and (iii) year-over-year change in inventory per square foot at the end of the fourth quarter of fiscal 2007.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that subsequent events may occur that require adjustments to the company's unaudited financial statements; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company's business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company's credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company's supply chain or operations; the risk that acts or omissions by the company's third party vendors could have a negative impact on the company's reputation or operations; the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; and the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007. Readers should also consult the company's quarterly reports on Form 10-Q for the fiscal quarters ended August 4, 2007 and May 5, 2007.

These forward-looking statements are based on information as of December 6, 2007, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.'s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:

Evan Price

415-427-2161

Media Relations:

Kris Marubio

415-427-1798

Greg Rossiter

415-427-2360